Exhibit 10.13

2000 DUN & BRADSTREET CORPORATION

NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

[Award Date]

This RESTRICTED STOCK UNIT AWARD (this “Award”) is being granted to (the “Participant”) as of this day of, (year) (the “Award Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to the 2000 DUN & BRADSTREET CORPORATION NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.

1.	Grant of Restricted Stock Units. The Company hereby awards to the Participant pursuant to the Plan restricted stock units (“RSUs”). Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan, one share of the Company’s common stock, par value $.01 (“Share”) on the delivery date as provided herein. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor, and no rights as a shareholder, of the Company.

2.	Payment. Subject to Sections 3 and 8, the restrictions on the RSUs shall lapse and the underlying Shares shall be deliverable on the “Payment Date” which shall be the earlier of (x) the third anniversary of the Award Date or (y) the Participant’s Separation from Service for any reason.

3.	Additional Deferral. In accordance with a valid and timely election, the Participant may delay the Payment Date to the date of the Participant’s Separation from Service. An election to defer will be considered timely only if it is filed on or before December 31 prior to the Award Date (the “Deferral Election Deadline”). Such election will become irrevocable as of the Deferral Election Deadline.

4.	Voting. The Participant will not have any rights of a shareholder of the Company with respect to RSUs until delivery of the underlying Shares.

5.	Dividend Equivalents. Unless the Board determines otherwise, in the event that a dividend is paid on Shares, an amount equal to such dividend shall be credited for the benefit of the Participant based on the number of RSUs credited to the Participant as of the dividend record date, and such credited dividend amount shall be in the form of an additional number of RSUs (which may include fractional RSUs) based on the Fair Market Value (as defined in the Plan) of a Share on the dividend payment date. The additional RSUs credited in connection with a dividend will be subject to the same restrictions as the RSUs in respect of which the dividend was paid.

6.	Transfer Restrictions. The RSUs are not subject to assignment by the Participant. If a Participant does make an assignment of any RSUs, the Company may disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment has been made.

7.	Withholding Taxes. Notwithstanding anything to the contrary contained in this Award, it is a condition to the obligation of the Company to deliver the Shares that all applicable withholding taxes be satisfied in full by the Participant. The Company is authorized to satisfy the minimum statutory withholding taxes (including withholding pursuant to applicable tax equalization policies of the Company or its Subsidiaries) arising from the delivery of the Shares by deducting from the total number of Shares to be delivered that number of Shares having a Fair Market Value equal to the applicable amount of withholding taxes due.

8.	Change in Control. Subject to Section 9, if there is a Change in Control of the Company, any undelivered Shares underlying the RSUs shall become deliverable (such accelerated payment date, also being referred to herein as a Payment Date).

9.	Delivery of Shares. Until the Company determines otherwise and subject to Section 12, delivery of Shares on the applicable Payment Date will be administered by the Company’s transfer agent or an independent third-party broker selected from time to time by the Company. In connection with a Change in Control of the Company, the Company will deliver Shares on the accelerated Payment Date provided the actual Change in Control is a permissible distribution event under Section 409A of the Internal Revenue Code (the “Code”) and, if otherwise, the Company will deliver the Shares on the scheduled Payment Date. If (i) a Participant becomes entitled to a delivery of the Shares underlying his or her RSUs by reason of the Participant’s Separation from Service, and (ii) the Company determines that the Participant is a “specified employee,” as that term is used in Code Section 409A, upon the Participant’s Separation from Service, the Company will not deliver the Shares before the date after the expiration of the six-month period immediately following the Participant’s Separation from Service or, if earlier, the date of the Participant’s death.

10.	Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Office of the Corporate Secretary, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Board arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.

11.	Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

13.	Governing Law. This Award shall be governed by the laws of the State of New York, U.S.A., without regard to choice of laws principles thereof.

14.	Code Section 409A. This Award is intended to comply with Code Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to Code Section 409A requirements, the Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service.

IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been duly executed as of the date first written above.

THE DUN & BRADSTREET CORPORATION

By:
Senior Vice President, General Counsel and Corporate Secretary

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